EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
MidSouth Bank, N.A.
Louisiana
Financial Services of the South, Inc.
Louisiana
MidSouth Statutory Trust I
Connecticut
MidSouth Statutory Trust II
Delaware
Lamar Bank
Texas